FUTUREMEDIA PLC AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Futuremedia PLC

We have audited the accompanying consolidated balance sheets of Futuremedia PLC as of April 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years ended April 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Futuremedia PLC as of April 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Stoy Hayward LLP
BDO Stoy Hayward LLP
London, England

August 25, 2006

F1

FUTUREMEDIA PLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 30,
	2006	2006	2005
	($’000)	(GBP’000)	(GBP’000)
ASSETS

Current assets
Cash and cash equivalents	2,109	1,155	1,084
Accounts receivable, less allowance of GBP73 ($133) in 2006 and GBPNil in 2005 for doubtful accounts	2,992	1,638	1,117
Amounts recoverable on contracts	128	70	110
Accrued income	1,363	746	667
Amounts recoverable from vendors	511	280	—
Other current assets	394	216	66
Receivable from stock subscription	4,321	2,366	—
Inventories - finished goods	734	402	612
Prepaid expenses	1,110	608	708

Total current assets	13,662	7,481	4,364

Property and equipment
Audio visual and computer equipment	1,712	937	809
Office equipment, fixtures and fittings	522	286	71
Property improvements, plant and machinery	263	144	96
Lease premium	138	76	74

	2,635	1,443	1,050
Less accumulated depreciation	(1,939)	(1,062)	(715)

	696	381	335
Other assets
Goodwill	9,294	5,089	83
Intangible assets	1,178	645	827

TOTAL ASSETS	24,830	13,596	5,609

See accompanying notes to the consolidated financial statements.

F2

FUTUREMEDIA PLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 30,
	2006	2006	2005
	($’000)	(GBP’000)	(GBP’000)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Fees received in advance	7,811	4,277	3,565
Accounts payable	4,195	2,297	2,114
Other taxes and social security costs	1,289	706	343
Other accounts payable	230	126	152
Accrual for National Insurance costs on stock options	33	18	34
Accrual for sales commissions due	490	268	79
Other accrued expenses	2,809	1,538	902

Total current liabilities	16,857	9,230	7,189

Convertible debentures, debt and convertible term liability face value $14.0m	9,980	5,465	—

Stockholders’ deficit
Ordinary shares of 1 1/9p each
Authorized - 350,000,000
Issued and outstanding- 133,373,349 at April 30, 2006, 91,769,479 at April 30, 2005	2,707	1,482	1,019
Preference shares of 2p each
Authorized - 2,000,000
None issued	—	—	—
Additional paid-in capital	47,517	26,018	19,257
Receivable from stock subscription	(33)	(18)	(18)
Accumulated deficit	(52,015)	(28,481)	(21,731)

Other comprehensive loss- cumulative translation adjustment	(183)	(100)	(107)

Total stockholders’ deficit	(2,007)	(1,099)	(1,580)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	24,830	13,596	5,609

See accompanying notes to the consolidated financial statements.

F3

FUTUREMEDIA PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended April 30,
	2006		2006		2005		2004
	($’000)		(GBP’000)		(GBP’000)		(GBP’000)
Net sales
Products	27,983		15,322		13,706		17,504
Services	4,087		2,238		1,945		1,157
Total Net sales	32,070		17,560		15,651		18,661
Cost of sales
Products	25,426		13,922		11,865		15,010
Services	591		324		2,545		1,522

Gross profit	6,053		3,314		1,241		2,129

Operating expenses
Sales and marketing	4,149		2,272		1,693		496
General and administrative	10,383		5,685		2,994		2,869
Facilities expenses	930		509		316		155

Total operating expenses	15,462		8,466		5,003		3,520

Operating loss	(9,409)		(5,152)		(3,762)		(1,391)

Interest income	75		41		119		24
Interest expense	(2,982)		(1,633)		—		(2)
Foreign currency losses	(11)		(6)		(10)		(6)

Share of loss from equity investment including goodwill impairment of GBP343,000 ($654,000) in 2005, GBP100,000 in 2004	—		—		(359)		(287)
Profit on disposal of equity investment	—		—		54		—

Net loss	(12,327)		(6,750)		(3,958)		(1,662)

Loss per share basic and diluted	(13.08	)c	(7.16	)p	(4.47	)p	(1.98	)p

Weighted average shares outstanding	94,220,879		94,220,879		88,559,952		83,811,982

See accompanying notes to the consolidated financial statements.

F4

FUTUREMEDIA PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)/EQUITY

	Number of Ordinary Shares	Share Capital Amount	Additional Paid-in Capital	Receivable From subscription	Accumulated Deficit	Cumulative Translation Adjustment	Total Stockholders’ Equity/(Deficit)
		(GBP‘000)	(GBP‘000)	(GBP‘000)	(GBP‘000)	(GBP‘000)	(GBP‘000)

At April 30, 2003	78,194,457	869	16,921	—	(16,111)	(104)	1,575
Exchange translation adjustments	—	—	—	—	—	(2)	(2)
Net loss	—	—	—	—	(1,662)		(1,662)
Comprehensive loss	—	—	—	—	—	—	(1,664)
Adjustment for Variable options	—	—	686	—	—	—	686
Issuance of shares re exercise of warrants (net of issuance costs of GBP5,000)	1,594,344	18	54	—	—	—	72
Issuance of shares re acquisition (net of issuance costs of GBP20,000)	1,125,000	12	270	—	—	—	282
Issuance of shares re investment (net of issuance costs of GBP50,000)	5,173,958	57	649	—	—	—	706
Issuance of shares re exercise of options (net of issuance costs of GBP5,000)	1,151,727	13	62	—	—	—	75
At April 30, 2004	87,239,486	969	18,642	—	(17,773)	(106)	1,732
Exchange translation adjustments	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	(3,958)	—	(3,958)
Comprehensive loss	—	—	—	—	—	—	(3,959)
Receivable from subscription	—	—	—	(18)	—	—	(18)
Adjustment for Variable options	—	—	(306)	—	—	—	(306)
Issuance of shares re acquisition (net of issuance costs of GBP160,000)	1,735,840	19	360	—	—	—	379
Issuance of shares re investment (net of issuance costs of GBP32,000)	1,385,392	15	442	—	—	—	457
Issuance of shares re exercise of options (net of issuance costs of GBP6,000)	1,408,758	16	119	—	—	—	135
Issuance of shares to specific individuals	3	—	—	—	—	—	—
At April 30, 2005	91,769,479	1,019	19,257	(18)	(21,731)	(107)	(1,580)
Exchange translation adjustments	—	—	—	—	—	7	7
Net loss	—	—	—	—	(6,750)	—	(6,750)
Comprehensive loss	—	—	—	—	—	—	(6,743)
Adjustment for Variable options	—	—	20	—	—	—	20

F5

FUTUREMEDIA PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)/EQUITY

Issuance of shares re acquisition of EBC Limited (net of issuance costs of GBP24,000)	4,776,442	53	623	-	-	-	676
Issuance of shares re acquisition (net of issuance costs of GBP37,000)	20,867,473	233	2,070	-	-	-	2,303
Issuance of shares re acquisition costs (net of issuance costs of GBP13,000)	2,539,848	28	303	-	-	-	331
Issuance of shares re exercise of options (net of issuance costs of GBP6,000)	300,000	3	16	-	-	-	19
Issuance of shares re Loan conversion (net of issuance costs of GBP17,000)	3,968,255	44	338	-	-	-	382
Issuance of shares re Loan repayment (net of issuance costs of GBP44,000)	8,811,911	98	1,186	-	-	-	1,284
Issuance of shares re settlement of outstanding accounts (net of issuance costs of GBP2,000)	339,941	4	83	-	-	-	87
Fair value adjustment re convertible debt and warrants	-	-	2,122	-	-	-	2,122
At April 30, 2006	133,373,349	1,482	26,018	(18)	(28,481)	(100)	(1,099)

See accompanying notes to the consolidated financial statements.

F6

FUTUREMEDIA PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended April 30,
	2006	2006	2005	2004
	($’000)	(GBP’000)	(GBP’000)	(GBP’000)

Operating activities
Net loss	(12,327)	(6,750)	(3,958)	(1,662)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	259	142	114	69
Shares issued for services	163	89	—	—
Profit on disposal of investment	—	—	(54)	(33)
Loss/(profit) on disposal of fixed assets	—	—	3	—
Amortization of intangible assets	552	302	176	150
Interest charge arising on Convertible loan	2,586	1,416	—	—
Loss from equity investment	—	—	343	286
Goodwill impairment	55	30	—	—
Stock compensation arising from Variable option accounting	—	—	(306)	686
Accounts receivable	(1,065)	(583)	915	(1,661)
Allowance for doubtful accounts	133	73	—	39
Amounts recoverable on contracts	135	74	(68)	2
Other current assets	213	117	1,072	(1,720)
Non current assets	(98)	(54)	—	—
Inventories	402	220	22	(634)
Prepaid expenses	431	236	(195)	(2)
Fees received in advance	1,082	593	575	2,562
Accounts payable	181	99	184	1,472
Other accounts payable	(53)	(29)	33	26
Other taxes and social security costs	241	132	(1,278)	1,420
Other accrued expenses	1,362	746	(1,303)	2,052

Net cash provided by/(used in) operating activities	(5,744)	(3,145)	(3,725)	3,052

Investing activities
Acquisition of EBC Limited	(6,849)	(3,750)	(419)	—
Acquisition costs	(1,141)	(625)	—	—
Capital expenditures	(314)	(172)	(321)	(86)
Proceeds on disposal of investment	—	—	351	51
Proceeds on disposal of fixed assets	—	—	3	450

Net cash provided by/(used in) investing activities	(8,304)	(4,547)	(386)	415
Financing activities
Proceeds of share issues	75	41	612	1,125
Share issue costs	(355)	(194)	(67)	(80)
(Repayment of)/Proceeds from short-term debt	—	—	—	(300)
Proceeds from Convertible Loans	14,424	7,898	—	—
Net cash provided by financing activities	14,145	7,745	545	745
Effects of exchange rate changes	32	18	(1)	2
Net (decrease)/increase in cash and cash equivalents	129	71	(3,567)	4,214
Cash and cash equivalents at beginning of period	1,980	1,084	4,651	437
Cash and cash equivalents at end of period	2,109	1,155	1,084	4,651
Supplemental disclosure of cashflow information
Interest paid during the period	—	—	—	2

Supplemental disclosure of non-cash transactions
Issuance of shares in acquisitions	1,907	1,044	538	302
Issuance of shares for services	163	83	—	—
Issuance of shares in investment	4,359	2,387	630	—
Receivable from stock subscription	4,321	2,366	18	24

See accompanying notes to the consolidated financial statements.

F7

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Futuremedia PLC was incorporated in England in 1982 as Futuremedia Limited and re-registered as a public company in 1993. The Company offers the following products and services:

•	Consultancy Services - providing a wide range of technical and practical services to help the Company’s clients to establish their training needs and solutions

•
Custom Designed Content Products - specifically designed content to meet our customer’s individual e-learning needs. Following the acquisition of Executive Business Channel Limited (EBC), referred to in Note 8 below, revenues deriving from that acquisition will be included in this category

•
Learning Management Systems - including multiple elements such as: a license for ActivnaTM, hosting services, set up charges, integration and support services and content, which together enable the delivery of previously identified learning content to individual needs

•	Blended Learning Solutions - combining elements of e-Learning, together with physical classroom or workbook based training

•
Managed Benefit Programs- comprising a combination of hardware, software and services, which the Company installs at the homes of participating employees of its clients that contract with it for the provision of such services. Certain of these programs were provided under the UK Government’s Home Computing Initiative scheme, also known as HCI. Under HCI, participating employees could take advantage of tax incentives provided under HCI schemes, reducing the cost of purchase. HCI was terminated by the UK Government, effective as of April 6, 2006.

In addition, the Company is currently developing its on-line branded learning business. The branded learning business enables companies to use learning as a tool to leverage their brands and stay connected with their customers. Branded learning is the application of eLearning to marketing communications through online learning communities, academies and portals. Branded learning provides our customers with the opportunity to reach new customers and develop additional revenue streams while enhancing overall brand recognition.

On March 22, 2006, the UK Government announced, as part of its bi-annual treasury budget statement, the termination of the tax benefits associated with HCI. The termination became effective on April 6, 2006. Those employers and employees who signed up for the HCI benefit prior to April 6, 2006 remain eligible to receive this benefit for its three year term. The Company continues to provide services to HCI clients and over 40,000 employee-subscribing households without interruption. The future of HCI remains unclear, although, the UK Government is considering plans for a revised version. The timetable for the release of such a scheme is unknown. Futuremedia will continue to provide Managed Benefit Services to UK companies. The elimination of the HCI tax benefit by the UK Government is likely to materially change the nature of our business.

F8

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

On March 23, 2006, the Company entered into an agreement to acquire Button Group plc, ‘Button’. The acquisition was completed on May 26, 2006. The purchase price for the acquisition was GBP 5.3 million ($9.9 million), consisting of a combination of cash GBP 2.3 million ($4.3 million) and our ADSs valued at GBP 3 million ($5.6 million) issued at the share closing price on May 25, 2006. Button is an integrated design and brand communications agency providing strategic marketing solutions to blue chip European and US companies.

On April 25, 2006, the Company completed the acquisition of the holding company for Executive Business Channel Limited, (“EBC”). Under the terms of the agreement, the Company acquired EBC for GBP 4.45 million, consisting of a combination of cash (GBP 3.75 million or $6.675 million) and our ADSs (valued at GBP 700,000 or $1.25 million and consisting of 4.8 million ADSs). EBC is a recognised UK provider of Custom Designed Content Products.

On April 27, 2006, the Company expanded its portfolio with the launch of a new Managed Benefits solution, flexsmart™, at the Employee Benefits North Conference and Exhibition. This new service, while not incorporating tax benefits, provides the opportunity for employers to offer employees and their families home-based education and digital access for work, school and life enhancement, improving computer skills throughout the UK’s workforce and helping bridge the digital divide. This service builds on the original ideas behind HCI, and targets both companies which previously offered HCI, plus those other companies whose plans to do so were cut short by the UK Government’s change in the tax regulations. Through flexsmart™, employees will be able to purchase competitively priced computer equipment from PCWorld and other suppliers. They will also become members of e-life™, an online community created by Futuremedia to enable employees across the UK to develop and enhance their professional, personal and family lives through a comprehensive range of learning tools. Also included in the flexsmart™ package will be online and telephone support, plus optional sessions with a personal trainer to ensure employees are able to make the most of e-life™.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and all its subsidiaries (together the “Company”). All inter-company accounts and transactions have been eliminated.

Financial Resources and Going Concern

In the course of its operations the Company has sustained continuing operating losses which have resulted in the Company requiring short-term bank and other loans and equity and loan stock finance to sustain its operations.

Since its initial public offering (“IPO”), the Company has incurred net losses and experienced negative cash flows from operating activities. Net losses since its IPO have resulted in an accumulated deficit of GBP28,481,000 as of April 30, 2006. At August 30, 2006, the Company’s cash resources and available borrowings are insufficient to fund the current level of operations for the next twelve months. Management is engaged in various activities to secure the additional funding required by the company to meet its working capital needs for the following twelve months, including cost reductions on the integration of its recent acquisitions, the securing of bank overdraft facilities, the generation of cash from future trading operations and the provision of further equity and/or debt funding. Management has therefore prepared these financial statements on a going concern basis. There can be no assurance however that the Company will be successful in implementing these plans. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

F9

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

Impairment of long-lived assets

Long lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

Management has undertaken an impairment review in accordance with FAS144 “Accounting for the impairment or disposal of long-lived assets”, based upon financial forecasts presented to the Board of Directors on June 6, 2006. This review was conducted by comparing the sum of the future undiscounted cash flows expected to be derived from an asset or a group of assets to their carrying value. As a result of this review, management believes that no impairment has occurred with the exception of the GBP30,000 ($55,000) that arose on the acquisition of C2W Limited whose activities were transferred to a third party during the year ended April 30, 2006. Consequently, the whole of this goodwill item was written off via an impairment charge.

Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that its estimates are reasonable.

Convenience Translations

Translation of the financial statements at April 30, 2006 and for the year then ended from sterling into US dollars is for informational purposes only and has been made at the April 30, 2006 Noon Buying Rate of GBP1.00 to $1.8263.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term deposits with maturities of less than three months at inception.

Inventories

Inventories are stated at the lower of cost, determined on the basis of the first in, first out method, and net realizable value. At April 30, 2006, inventories held of GBP402,000 ($734,000) represent Learning For AllTM goods. All stocks are held on behalf of the Company by its appointed distribution agent at their premises, and are controlled under a perpetual inventory management system.

F10

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

Property and Equipment

Property and equipment is carried at cost. Depreciation is charged on a straight-line basis assets and expensed over the expected useful lives of the assets. Depreciation is provided at the following annual rates:

Property improvements	20%
Audiovisual and computer equipment
Long-term	15%
Mid-term	20%
Short-term	33%
Office equipment	20%

Leasehold improvements are amortized over the shorter of their estimated lives and the non-cancelable term of the lease.

Goodwill and Intangible Assets

Goodwill arising on acquisition is accounted for in accordance with FAS141. Where separable are identified on acquisition, these are excluded from the calculation of goodwill and categorised as intangible assets. Intangible assets are written off over the useful life of the asset.

Revenue Recognition

Net sales represent the value of goods and services delivered, excluding value added tax, and for the year ended April 30, 2006 and can be categorized by activity into one of five sources:

Consultancy Services - Consultancy revenues are invoiced at the completion of each work package, and revenues recognized at that time

Custom Designed Content - Custom designed content includes those products that are specifically designed to meet a customer’s individual e-learning needs. Due to the customization and modification required, revenue for these long-term contracts is recognized on a percentage of cost to completion basis.

Learning Management Systems - A Learning Management System is specifically designed for the customer to meet all of their e-learning needs. These systems can include multiple elements such as: a license for ActivnaTM, hosting services, set up charges, integration and support services and content. For these contracts, the Company recognizes revenue over the period of the license.

Blended Learning Solution - Blended Learning solutions are those which combine an element of e-Learning, together with physical classroom or workbook based training. It can include multiple solutions such as supply of e-Learning materials, workbooks and classroom based instruction. The Learning Management System element is recognized over the period of the license agreement and the remaining element is recognized on the delivery of the service for classroom based instruction and on the delivery of the product for the workbooks.

F11

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

Learning for AllTM - The Guidance applied when recording revenues in connection with Learning For All™ is in accordance with EITF 00-21 “Accounting for revenue arrangements with multiple deliveries”.

Learning For AllTM solutions are those that comprise a combination of hardware and software services, installed at the homes of participating employees of clients that contract with Futuremedia for the provision of such services. The software included in the package, which are all off-the-shelf products, comprises the operating software, a selection of interactive games software and a selection of interactive Learning software accessible on CDrom, anti-virus and adult filter software, together with a number of netbased Learning titles, accessible via the hosted website. The aggregate selling value of all of the software provided amounts to approximately 30% of the total package price.

The Company believes that the software components are incidental to the Learning For AllTM product, therefore has not applied the guidance in Statements of Position 97-2: Software Revenue Recognition. This conclusion is based on the following:

1	the software is not a significant focus of the marketing effort, and is available for purchase separately;
2	no post-contract customer support is provided; and
3	the Company does not incur any significant cost within the scope of FASB Statement No. 86.

Guidance provided under EITF 03-05: Applicability of AICPA Statement of Position 97-2 Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing more-Than-Incidental Software, only applies where software is more than incidental, and has therefore not been applied.

The Company believes that the guidance given under EITF 00-3: Application of AICPA SOP 97-2, “Software Revenue Recognition,” to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware, that seeks to determine whether certain software elements should be recognized separately does not apply in the case of the Learning For AllTM product because the contractual arrangements do not allow the customer the right to take the software at any time during the hosting period.

F12

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

The nature of the sale therefore does not meet the requirement that both the following criteria are satisfied:

1	the customer does not have the right to take the software at any time during the hosting period without significant penalty; and

2	it must be feasible for the customer either to run the software on its own hardware or to host the software with another third party.

Revenues are categorized as being either ‘delivered’ or ‘deferred’ depending on the nature of each element of the installed package. Typically, all hardware, operating software and any software programs delivered on local media, either CD-rom or loaded on the hard disc, are treated as ‘delivered’ revenues, whilst the remaining services, which typically comprise telephone and e-mail support, the provision and hosting of a Learning Management System and various online software programs, are treated as ‘deferred’ revenues. For revenue recognition purposes, the package price is allocated by element in accordance with fair values of each element. The fair values of each element were determined by taking the price of similar products being offered by competitors, as advertised on the Internet or in trade publications. This was done at the outset of each campaign, and therefore reflected the ‘spot price’ of each element. Once established, the fair values remained unchanged for the duration of the campaign, typically two to three months. These values are then used to compile a fair value for the total package being offered, and the percentage of this total that each element represents was used to derive the actual revenue recognized in the income statement. Those elements that have been categorized as ‘delivered’ are recognized on the completion and acceptance of installation by the participant, and those revenues that are categorized as ‘deferred’ are recognized over the period of the agreement. As at April 30, 2006 Futuremedia has contracted with approximately 35 clients and implemented approximately 51 campaigns for the provision of its LFATM product. The proportions of delivered and deferred revenues were established for each in accordance with the process described above. The ratios derived in each case showed a consistent ratio of 85% to 15% for delivered and deferred revenues respectively. In order to reduce the administrative cost, particularly for smaller schemes, Futuremedia may choose in the future to adopt these ratios as standard for each campaign, subject to periodic review.

Revenues arising from the sale of bicycles and childcare vouchers recognize only the commissions and service charges that Futuremedia earns on the sale of these items, on acceptance by the participant. The client, or participating finance house, is invoiced for the full amount on completion and acceptance of installation.

Following the acquisition of Button in May 2006, the Company intends to bring the revenue recognition policy that will apply to this new business stream into line with the rest of the group.

Convertible loans

Derivative Instruments--The Company enters into financing arrangements that consist of freestanding derivative instruments or are hybrid instruments that contain embedded derivative features. The Company accounts for these arrangement in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS No. 133") and Emerging Issues Task Force Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", ("EITF 00-19"), as well as related interpretations of these standards. In accordance with accounting principles generally accepted in the United States ("GAAP"), derivative instruments and hybrid instruments are recognized as either assets or liabilities in the statement of financial position and are measured at fair value with gains or losses recognized in earnings or other comprehensive income depending on the nature of the derivative or hybrid instruments. Embedded derivatives that are not clearly and closely related to the host contract are bifurcated and recognized at fair value with changes in fair value recognized as either a gain or loss in earnings if they can be reliably measured. When the fair value of embedded derivative features can not be reliably measured, the Company measures and reports the entire hybrid instrument at fair value with changes in fair value recognized as either a gain or loss in earnings. The Company determines the fair value of derivative instruments and hybrid instruments based on available market data using appropriate valuation models, giving consideration to all of the rights and obligations of each instrument and precluding the use the "blockage" discounts or premiums in determining the fair value of a large block of financial instruments. Fair value under these conditions does not necessarily represent fair value determined using valuation standards that give consideration to blockage discounts and other factors that may be considered by market participants in establishing fair value.

F13

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

Research and Development costs

The Company expenses research and development costs, including expenditures related to development of the Company's software products that do not qualify for capitalization. Software development costs are capitalized subsequent to establishing technological feasibility. Capitalized costs are amortized based on the larger of the amounts computed using (a) the ratio that current gross revenues for each product bears to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product. Expected future revenues and estimated economic lives are subject to revisions due to market conditions, technology changes, and other factors resulting in shortfalls of expected revenues or reduced economic lives.

The following amounts are estimated to have been charged to expense during the year:

	Year ended April 30
	2006	2006	2005	2004
	$000’s	GBP000’s	GBP000’s	GBP000’s

Research and development expense	502	275	261	196

Pensions

The Company operates a number of defined contribution pension plans. Contributions are charged to income as they become payable in accordance with the rules of the plans.

Foreign Currency Translation

Transactions in non-functional currencies are recorded at the rates ruling at the date of the transactions. Gains and losses resulting from non-functional currency translations, and the remeasurement of non-functional currency balances are included in the determination of net income in the period in which they occur, in accordance with the requirements of Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation.”

Assets and liabilities of overseas subsidiaries are translated at the exchange rate in effect at the year end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in a separate component of stockholder’s equity.

Equity Method Investments

Investments in companies in which Futuremedia has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Under the equity method, only Futuremedia’s investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only Futuremedia’s share of the investee’s earnings is included in the consolidated operating results.

F14

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

Loss Per Share

Loss per share figures have been calculated using the method required by Statement of Financial Standards No. 128 “Earnings per Share”. Under the provisions of SFAS No.128, basic net loss per share is computed by dividing the loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period, which included shares to be issued. The calculation of diluted loss per share gives effect to common stock equivalents, however, potential common shares are excluded if their effect is anti-dilutive. The calculation excludes a total of 8,638,817 options to purchase Ordinary shares outstanding as at April 30, 2006 under the Company’s various Approved and Unapproved Share Option Schemes, 11,497,128 and warrants to purchase ordinary shares arising under the three convertible loan arrangements. There are provisions for further Ordinary shares to be issued, the number of which will vary depending on the future share price. Also excluded from the loss per share calculation is an indeterminate number of shares to be issued on conversion of the various convertible loans, which, based on the share price at April 30, 2006 of $0.318 per share, would potentially aggregate a further 41,823,899 shares to be issued.

Income Taxes

The Company accounts for income taxes using the liability method required by statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-based employee compensation

The Company's financial statements are presented in accordance with the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the stock is equal to or less than the amount an employee must pay to acquire the stock as defined. As the Company only issues fixed term stock option grants at or above the quoted market price on the date of the grant, there is no compensation expense recognized in the accompanying combined financial statements. The Company adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which requires certain financial statement disclosures, including pro forma operating results had the Company prepared its consolidated financial statements in accordance with the fair value based method of accounting for stock-based compensation. The conditions attaching to performance based options had not been met, therefore no amount of stock compensation was included in the income statement for any period in respect of the granting of performance-based options.

F15

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

Stock-Based Compensation Transition and Disclosure ("SFAS 148"), the pro forma effects of stock-based compensation on net income (loss) and net earnings per share have been estimated at the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

	April 30,
	2006	2005	2004
Risk-free interest rate	4.25%	3.63%	2.4%
Volatility	112%	61%	26.7%
Dividend yield	0%	0%	0%
Expected life (years)	3.3	3.3	3.3

	Year ended April 30
	2006		2006		2005		2004
	($’000)		(GBP ‘000)		(GBP ‘000)		(GBP ‘000)

Net loss as reported	(12,327)		(6,750)		(3,958)		(1,662)
Add/Deduct stock compensation arising from variable option accounting	(37)		(20)		(306)		686
Add: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax and stock compensation arising from variable option accounting	(695)		(381)		(99)		(777)
Pro-forma net loss	(13,059)		(7,151)		(4,363)		(1,753)

Net loss per share as reported, basic and diluted	(13.08	)c	(7.16	)p	(4.47	)p	(1.98	)p
Pro forma net loss per ordinary share:
Basic and diluted	(13.86	)c	(7.59	)p	(4.92	)p	(2.01	)p

F16

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES- (continued)

Advertising Costs

All advertising costs incurred in the promotion of the Company’s products and services are expensed as incurred. Advertising costs were GBP15,000 ($27,000), GBP20,000 and GBP126,000 for the years ended April 30, 2006, 2005 and 2004.

Allowance for doubtful accounts

Accounts receivable consist primarily of amounts due to us from the Company’s normal business activities. The Company’s ability to collect outstanding receivables from its customers is critical to its operating performance and cash flows. Futuremedia maintains an allowance for doubtful accounts to reflect the estimated future uncollectability of accounts receivable based on past collection history and specific risks that have been identified by reviewing current customer information. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to it, the Company believes its allowance for doubtful accounts as of April 30, 2006, is adequate. However, actual write-offs might exceed the recorded allowance.

	Year ended April 30
	2006	2006	2005
	($’000)	(GBP’000)	(GBP’000)

Allowance at May 1	—	—	74

(Utilized) released during year	86	47	(74)

Provided in year	(219)	(120)	—

Allowance at April 30	(133)	(73)	—

2. FAIR VALUES OF FINANCIAL INSTRUMENTS

	April 30,
	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(GBP’000)	(GBP’000)	(GBP’000)	(GBP’000)

Cash and cash equivalents	1,155	1,155	1,084	1,084

The carrying value of these financial instruments approximates fair value due to the short period until maturity.

See note 11 for details of the fair values of financial instruments relating to convertible.

F17

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows:

	April 30,
	2006	2005
	(GBP’000)
Book over tax depreciation	100	100
Operating losses carried forward	6,408	5,293
Other timing differences	11	41
	6,519	5,434
Less: valuation allowance	(6,519)	(5,434)
Net deferred tax assets	—	—

There is no time limit on the utilization of the operating losses carried forward tax value provided no substantial change in the nature of trade. GBP17.6 million which are specific to certain companies and cannot be relieved against profits in other Group companies.

For financial reporting purposes, loss before income taxes includes the following components :

	Year ended April 30,
	2006	2005	2004
	(GBP’000)
United Kingdom	(6,395)	(3,973)	(1,662)
Overseas	(355)	15	—
	(6,750)	(3,958)	(1,662)

The reconciliation of income tax computed at the UK statutory tax rate to the effective rate is:

	Year ended April 30,
	2006		2005		2004
	(GBP’000)%		(GBP’000)%		(GBP’000)%
Statutory rate	(1,507)	(30.0)	(1,299)	(30.0)	(261)	(30.0)
Unrelievable UK tax losses	1,066	21.2	1,106	25.5	79	9.1
Non deductible expenses	441	8.8	189	4.4	112	12.9
Other sundry items	—	—	4	0.1	70	8.0
	—	—	—	—	—	—

F18

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. LEASE COMMITMENTS

The future minimum rental payments under non-cancelable operating leases at April 30, 2006 are:

	Equipment	Rental
	(GBP’000)	(GBP’000)

2007	2	394
2008	2	126
2009	2	89
2010	2	45
2011	—	—
2012	—	—

Rental expense was GBP209,000 ($382,000), GBP153,000 and GBP112,000 for the years ended April 30, 2006, 2005 and 2004 in respect of the Company’s UK operations. The annual cost of rental expense for Open Training AB in Sweden is GBP89,000 ($163,000). The annual cost of rental expense for EBC is GBP40,000 ($73,000).

5. PREPAID EXPENSES

Prepaid expenses for the year ended April 30, 2006 of GBP608,000 ($1,110,000) include the forward purchase of learning materials in respect of existing customer contracts of GBP221,000, together with prepaid expenses for hosting services, dues and subscriptions, and insurances of GBP387,000.

Prepaid expenses for the year ended April 30, 2005 of GBP708,000 ($1,351,000) include the forward purchase of learning materials in respect of existing customer contracts of GBP416,000, together with prepaid expenses for hosting services, dues and subscriptions, and insurances of GBP292,000.

F19

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. SEGMENT INFORMATION, EXPORT SALES AND MAJOR CUSTOMERS

The Company reviews the results from operations and total assets based on two segments:- Learning For AllTM and e-Learning services. The major segment is that of Learning For AllTM solutions, comprising the provision of hardware, software and services in the homes of clients’ employees. The second, and much smaller, segment is that of e-Learning services and comprises the provision of its own and third party products and services which together provide clients with learning solutions. The accounting policies for the segments are the same as those described in the summary of accounting policies.

	Year ended April 30
	2006	2006	2005	2004
	$’000	GBP’000	GBP’000	GBP’000
Net Sales:
Learning For AllTM	27,804	15,224	14,036	17,366
e-Learning services	4,266	2,336	1,615	1,295

Total Net Sales	32,070	17,560	15,651	18,661

Cost of sales
Learning For AllTM	23,385	12,805	13,003	15,246
e-Learning services	2,632	1,441	1,407	1,286

Total Cost of sales	26,017	14,246	14,410	16,532

Gross profit/(loss):
Learning For AllTM	4,419	2,419	1,033	2,120
e-Learning services	1,635	895	208	9

Total Gross profit	6,053	3,314	1,241	2,129

Operating expenses:
Learning For AllTM	10,150	5,558	3,420	1,508
e-Learning services	5,312	2,908	1,583	2,012

Total Operating expenses	15,462	8,466	5,003	3,520

Operating profit/(loss)
Learning For AllTM	(5,732)	(3,139)	(2,387)	612
e-Learning services	(3,677)	(2,013)	(1,375)	(2,003)

Total Operating loss	(9,409)	(5,152)	(3,762)	(1,391)

F20

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. SEGMENT INFORMATION, EXPORT SALES AND MAJOR CUSTOMERS (continued)

	At April 30,
	2006	2006	2005
	$’000	GBP’000	GBP’000

Assets:
Learning For AllTM	4,210	2,305	2,134
e-Learning services	11,977	6,558	1,958

Total segment assets	16,187	8,863	4,092

Unallocated assets:
Cash	2,109	1,155	1,084
Prepaid expenses	550	301	86
Other current assets	4,912	2,690	12
Property and equipment	1,072	587	335

Total assets	24,830	13,596	5,609

Unallocated assets are either central assets or non-allocable assets.

The Company’s sales were divided by geographical location of customer as follows:

	Year ended April 30,
	2006	2005	2004
	(GBP’000)
United Kingdom	16,642	15,398	18,661
Rest of Europe	918	253	—
Rest of the World	—	—	—
	17,560	15,651	18,661

During the year ended April 30, 2006, Customer E accounted for 33% of sales and Customer A for 32% of sales; during the year ended April 30, 2005, Customer A accounted for 79% of sales and Customer B for 3% of sales, and during the year ended April 30, 2004, Customer A accounted for 93% of sales and Customer C for 4% of sales.

At April 30, 2006 the major customers identified above accounted for 13% of the accounts receivable and 17% in 2005.

F21

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. PENSION PLANS

The Company operates various defined contribution pension plans on behalf of the directors and other staff. Contributions payable are charged to the income statement as incurred. Contributions by the Company are determined in accordance with the rules of the pension plans. Contributions aggregated GBP94,000 ($172,000) in fiscal 2006, GBP87,000 ($164,000) in fiscal 2005 and GBP41,000 in fiscal 2004. The Company has no obligations in respect of post retirement benefits other than the pension obligations described above.

8. ACQUISITIONS

Operations of acquired companies are included in consolidated operations from the date of acquisition and the fair value of common stock issued in connection with acquisitions is determined based on the quoted market price when the terms of acquisition were agreed to.

In February 2005, Futuremedia determined to acquire the entire share capital of Open Training AB, for the issue of 1,735,840 Futuremedia shares, and GBP419,000 ($799,000) in cash, valuing the acquisition at approximately GBP958,000 ($1,827,000), representing the fair value of the assets acquired. The primary reason for this acquisition was to enable the Company access to Open Training’s own in-house developed Learning Management System (“LMS”), “Learngate”. At the time of acquisition, the net assets of Open Training AB aggregated GBP331,000 giving rise to an intangible asset of GBP627,000 ($1,196,000), representing the fair value of the Learngate software product, which will form the basis of a replacement for the Company’s own LMS, Aktivna, which would otherwise have to be enhanced at considerable expense to remain competitive in the marketplace. Based on experience with the Company’s Aktivna software, it is anticipated that the useful life of the Learngate software will be in the order of five years, the intangible therefore will be written off over five years.

The Sale and Purchase Agreement pertaining to the acquisition of Open Training AB provided for a contingency payment conditional on the company achieving agreed levels of performance during the period November 1, 2004 to October 31 2005. Taking into consideration the actual results of Open Training AB for the period November 1, 2004 to October 31, 2005, the conditions for the contingency payment to become due were not met, therefore no provision was required for such payment.

To facilitate this acquisition, the company set up a wholly-owned subsidiary, Futuremedia Sverige AB, in Sweden with an issued share capital of 50,000 shares, for which Futuremedia paid a total of GBP8,000 ($15,000) and owes the subsidiary a further GBP740,000 ($1,412,000) as payment for the shares. Subsequent to the incorporation of Futuremedia Sverige AB, all of Futuremedia’s Swedish assets, including the balance of its shareholding in Luvit AB, the contents of its Swedish bank accounts holding the proceeds from sale of shares in Luvit AB, and its shareholding in Open Training AB, were transferred into Futuremedia Sverige AB. None of these transfers resulted in any cash movements between Futuremedia and its Swedish subsidiary. The acquisition of Open Training AB has been accounted for using the purchase method. , and since February 14 2005, the results of Open Training AB have been consolidated into the Group’s results.

F22

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. ACQUISITIONS (continued)

On April 25, 2006, the Company completed the acquisition of the holding company for Executive Business Channel Limited, (“EBC”). Under the terms of the agreement, the Company acquired EBC for GBP 4.45 million, consisting of a combination of cash (GBP 3.75 million or $6.675 million) and our ADSs (valued at GBP 700,000 or $1.25 million and consisting of 4.8 million ADSs). The cash portion of the purchase price was financed by Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank B.S.C.(c) in the form of a $7.5 million private placement.
The total purchase price for the acquisition is analyzed as follows:

Consideration satisfied by:	$000’s	GBP000’s

Cash	6,849	3,750
Shares issued	1,278	700
Acquisition costs	1,961	1,074

	10,088	5,524

Net assets acquired	891	488

Goodwill (note 9)	9,197	5,036

At the time of acquisition, the condensed balance sheet of EBC was as follows:

	As at April 25, 2006
	$000	GBP000

Property and equipment	53	29
Intangible assets	104	57
Current assets	1,684	922
Current liabilities	(952)	(521)

Net current assets	889	487

Total Equity and reserves	889	487

There was no material difference between the book values and fair values of the assets and liabilities at the time of acquisition. Given the proximity of the acquisition date to the Company’s year end, trading results for EBC Limited are immaterial to the Company’s results and have therefore been excluded. The acquisition of EBC will considerably increase Futuremedia’s presence on the Custom Designed Content Products market place and the integration of the EBC operation with Futuremedia’s e-learning activities should enable synergistic savings to be made.

F23

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. ACQUISITIONS (continued)

The unaudited pro forma consolidated statement of operations below, for the 12 months ended April 30, 2006 gives effect to the acquisition of EBC as if it had occurred at the beginning of Fiscal 2006:

	2006		2006		2005
	$000		GBP000		GBP000

Revenues	35,682		19,538		16,359

Net Loss	(12,108)		(6,630)		(3,930)
Basic and diluted net loss per share	(12.85	)c	(7.04	)p	(4.42	)p

Weighted average shares outstanding	94,220,879		94,220,879		88,811,982

Management has completed the purchase price allocation with respect to this acquisition in accordance with SFAS 141 considers the areas of company name, the valuation of existing contracts, customer relationships and non-compete clauses are those that should be considered for separate valuation. Of these, management has determined that an amount of GBP57,000 ($104,000) is attributable to the combined work in progress and sales order book of EBC Limited at the time of the acquisition, with the balance treated as goodwill.

The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

F24

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

	At April 30
	2006	2006	2005
Cost	$’000	(GBP’000)

At May 1	2,588	1,417	790
Additions	203	111	627
Exchange rate impact	17	9	—

At April 30	2,808	1,537	1,417

Amortization
At May 1	1,078	590	414
Charge for year	552	302	176
At April 30	1,630	892	590

Net book amount at April 30	1,178	645	827

The addition in 2006 of GBP111,000 ($203,000) results from a GBP54,000 tax debtor within the books of Open Training together with the purchase price allocation arising on the acquisition of EBC Limited and reflects the value placed on the work in progress GBP37,000 ($67,000) and sales order pipeline GBP20,000 ($37,000) at the time of the acquisition. This intangible will be written of over the six months commencing May 1, 2006. Both valuations are based on the gross values of the work in progress and sales order pipeline, discounted to reflect expected margins, probabilities of winning orders and the effect of UK corporation taxes. No other assets were considered separable or material, thus no values have been attributed.

 The table below shows expected amortization expense for acquired intangible assets recorded as of April 30, 2006.

	2007	2008	2009	2010	2011

Amortization expense (GBP’000)	208	126	126	126	59

With the exception of the GBP57,000 arising from the acquisition of EBC Limited which is to be written off over 6 months, intangible assets are being written off over a period of three to five years, depending on the expected useful life of the asset. The above amortization expense forecast is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets, and other events.

F25

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. INTANGIBLE ASSETS AND GOODWILL (continued)

Goodwill

	At April 30,
	2006	2005
Cost	(GBP’000)
At May 1	83	722
Additions	5,036	—
Sale of Luvit shares	—	(296)
Impairment loss	(30)	(343)
At April 30	5,089	83

The addition in the year ended April 30, 2006 of GBP5,036,000 ($9,197,000) represents the goodwill arising on the acquisition of EBC Limited and is net of GBP57,000 ($104,000) recorded as intangible assets resulting from the purchase price allocation conducted in accordance with SFAS 141.

In accordance with the requirements of SFAS 142, an impairment test was conducted in respect of the GBP83,000 carrying value of goodwill as at May 1 2005, as a result of which, the GBP30,000 ($55,000) goodwill arising on the acquisition of C2W Limited was written off due to the cessation of that activity.

All of the GBP5,089,000 goodwill at April 30, 2006 is attributable to the e-Learning business segment.

F26

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. PROPERTY PLANT AND EQUIPMENT

	At April 30,
	2006			2005
	Cost	Accumulated depreciation	Net book value	Cost	Accumulated depreciation	Net book value
	(GBP’000)
Audiovisual and computer equipment
Mid-term	78	78	—	78	78	—
Short-term	859	673	186	588	416	172
Office Equipment	286	222	64	214	158	56
Property improvements	144	21	123	96	9	87
Lease premium	76	68	8	74	54	20
	1,443	1,062	381	1,050	715	335

The net book value includes no amounts in respect of assets held under capital leases.

F27

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. CONVERTIBLE LOANS

During the year ended April 30, 2006, the Company entered a number of separate agreements to provide funds for the purpose of its working capital requirements and to enable it to achieve its acquisitions strategy.

In July 2005, the Company entered into an agreement with M.A.G. Capital, LLC (formerly Mercator Advisory Group, LLC), through its designated funds, Monarch Pointe Fund, Ltd, Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP, to provided US$4 million of growth capital to Futuremedia. The proceeds of the transaction will be used for the continued expansion of the Company’s employee benefit program products and service and general working capital.

The investment was made via a private placement in the form of a convertible loan that is convertible (subject to certain terms and conditions) into Ordinary Shares of Futuremedia. The conversion rate of $0.4858 per Ordinary Share is based on the volume weighted average price of the Company’s ADSs for the five trading days prior to July 13, 2005, the date that the Company entered into a term sheet with MAG for the investment. The loan bears interest at an annual rate equal to the greater of 8.5% or Wall Street Journal Prime Rate plus 3%, but in no event greater than 10%. Futuremedia also issued warrants to the investors covering an aggregate of 6.2 million Ordinary Shares with an exercise price of $0.61 per share.
The Company determined the fair value of the warrants and allocated the proceeds between the debt instrument and the warrants. The discount related to warrants and any beneficial conversion feature is being amortized over the life of the loan and accreted on a pro-rata basis as the loan was converted. The fair value of the warrants was derived using Black Scholes methodology. In the year to April 30, 2006, a total of GBP1,362,000 ($2,487,000) has been charged to the income statement categorised as interest expense.

In December 2005, the Company arranged for the provision of tiered funding whereby Cornell Capital Partners, LP had agreed to provide up to US$10 million of growth capital to Futuremedia. The proceeds of the transaction were to be used for the acquisition of EBC and working capital for growth. The financing was arranged to be provided in two tranches, $2.5 million and $7.5 million subject to certain conditions which were subsequently met

Accordingly, in December 2005, the first US$2.5 million investment was made via a private placement in the form of a loan that is convertible (subject to certain terms and conditions) into Ordinary Shares of Futuremedia. The loan may be converted from time to time at the investors’ option (subject to certain restrictions and limitations on the amount of shares converted) and must be entirely converted by maturity. The loan may be converted from time to time at Cornell’s option (subject to certain restrictions and limitations). The conversion rate is based on the lesser of 105% of the closing price of Futuremedia ADR’s on December 6 2005 (US$0.525) or 95% of the lowest volume weighted average price of the Company’s ADSs for any period of three consecutive trading days during the 30 trading days immediately preceding the time of conversion. The loan has a term of three years and bears interest initially at an annual rate of 10% (reducing to 9% in year two and 7% in year three). In connection with the investment, Futuremedia issued to Cornell 187,500 Ordinary Shares at nominal value and warrants to purchase an additional 250,000 Ordinary Shares with an exercise price of US$0.70 per share. Cornell also received a commitment fee of US$187,500.

F28

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. CONVERTIBLE LOANS (continued)

As required, in accordance with FAS 133, Accounting for embedded derivatives, a fair value adjustment totalling GBP690,000 ($1,260,000) was made to the conversion feature and the warrants at the time of establishing the arrangement and the remainder was allocated to the loan account. The discount will be charged to the income statement over the thirty six month period of the loan. The fair value adjustment was derived using Black Scholes methodology, and was again revalued as required as at April 30, 2006, resulting in an amendment to the fair value adjustment to GBP438,000 ($800,000). In the year to April 30, 2006, a total of GBP53,000 ($97,000) has been charged to the income statement categorized as interest expense.

In March 2006, and April 2006, the holder chose to convert a total of $700,000 (GBP383,000) loan into Futuremedia Ordinary shares, resulting in the issuance of 3,968,255 ordinary shares at an average price of $0.176 per share.

In April 2006, the Company took up the balance of the earlier $10.0 million loan arrangement with Cornell Capital Partners, LP, TAIB Bank B.S.C. and Certain Wealth, Ltd. in the form of a $7.5 million loan which is convertible (subject to certain terms and conditions) into Ordinary Shares of Futuremedia. The loan may be converted from time to time at the investors’ option (subject to certain restrictions and limitations on the amount of shares converted) and must be entirely converted by maturity. The conversion rate is based on the lesser of $0.34 or 95% of the average of the three lowest volume weighted average prices during the 30 trading days immediately preceding the time of conversion. The loan is secured by the assets of Futuremedia PLC and has a term of three years and bears interest initially at an annual rate of 10% (reducing to 9% in year two and 7% in year three).

In connection with the investment, Futuremedia issued to Cornell 562,500 Ordinary Shares at nominal value, warrants to purchase 4,000,000 Ordinary Shares with an exercise price of $0.20 per share and warrants to purchase an additional 750,000 Ordinary Shares with an exercise price of $0.70 per share. Cornell also received a commitment fee of $562,500.

As required, in accordance with FAS 133, Accounting for embedded derivatives, a fair value adjustment totalling GBP2,093,000 ($3,822,000) was made to the conversion feature and the warrants, at the time of establishing the arrangement, and the remainder was allocated to the loan account. The discount will be charged to the income statement over the thirty six month period of the loan, commencing May, 2006. The fair value adjustment was derived using Black Scholes methodology. In the year to April 30, 2006, due to the proximity of the transaction date to the company’s year end, no amount has been charged to the income statement, nor any revaluation undertaken.

F29

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  CHANGES IN SHAREHOLDER EQUITY

At April 30, 2003 there were 854,240 warrants outstanding for the purchase of an equivalent number of Ordinary shares, issued in August 1993 at the time of the Company’s initial float, at a price of $5.65 per Ordinary Share, which were due to expire in August 2003. The Company decided not to extend these warrants for any further period, and consequently these warrants lapsed in August 2003. There were also 1,594,334 warrants outstanding at April 30, 2003 redeemable for the purchase of an equivalent number of Ordinary shares at a purchase price of $0.085 per Ordinary Share, issued in April 2003, which expire in April 2006. All these warrants were exercised in the year to April 30, 2004. Consequently, as at April 30, 2004, there were no warrants outstanding.

In June 2003, the Company issued 500,000 Ordinary shares at a price of GBP0.045 ($0.08) per Ordinary share as a consequence of Waverton Holdings exercising an equivalent number of warrants to purchase Ordinary shares, for an aggregate purchase price of GBP24,000 ($42,000) gross, GBP22,000 ($39,000) net

In July 2003, the Company issued 1,125,000 Ordinary shares in the acquisition of the entire share capital of Temp Limited, into which had been transferred the business and assets of IQDos Limited, valuing the acquisition at approximately GBP302,000 ($536,000) gross, GBP282,000 ($500,000) net.

In August 2003, the Company issued 4,786,362 Ordinary shares at a price of GBP0.14 ($0.22) per Ordinary share for aggregate proceeds of approximately GBP662,000 ($1,174,000) gross, GBP618,000 ($1,091,000) net, pursuant to a Regulation ‘S’ private placement.

Also in August 2003, the Company issued 387,597 Ordinary shares at a price of GBP0.24 ($0.387) per Ordinary share for aggregate proceeds of approximately GBP 94,000 ($167,000) gross, GBP88,000 ($156,000) net, pursuant to a Regulation ‘S’ private placement.

In September 2003, the Company issued 188,838 Ordinary shares at an average price of GBP0.66 ($0.109) per Ordinary share for aggregate proceeds of GBP12,000 ($21,000) gross, GBP11,000 ($20,000) net pursuant to several members of staff exercising share options.

In November 2003 the Company issued 1,094,344 Ordinary shares at a price of GBP0.047 ($0.08) per Ordinary share as a consequence of Waverton Holdings exercising an equivalent number of warrants to purchase Ordinary shares, for an aggregate purchase price of GBP53,000 ($94,000) gross, GBP50,000 ($89,000) net.

Also in November 2003, the Company issued 404,500 Ordinary shares at an average price of GBP0.074 ($0.125) for an aggregate purchase price of GBP30,000 ($51,000) gross, GBP28,000 ($50,000) net, pursuant to the exercise of share options by an Affiliate member of the Board.

In the period February 2004 to April 2004, the Company issued 558,389 Ordinary shares at an average price of GBP0.068 ($0.122) for an aggregate purchase price of GBP38,000 ($68,000) gross, GBP35,000 ($62,000) net, pursuant to the exercise of share options by a number of members of Futuremedia staff, one of whom was an Affiliate.

F30

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. CHANGES IN SHAREHOLDER EQUITY (continued)

In February, 2005, the Company issued 926,972 Ordinary, shares at an average price of GBP0.408 ($0.76) for a total aggregate purchase price of GBP379,000 ($704,000 gross, GBP357,000 net, pursuant to a Regulation ‘S’ private placement.

Also in February 2005, the Company issued 1,735,840 Ordinary shares at an average price of GB0.310 ($0.58) for a total aggregate purchase price of GBP539,000 ($1,028,000) gross, GBP379,000 net, pursuant to the acquisition of Open Training AB.

Also in February, 2005, the Company issued 69,803 Ordinary shares at an average price of GBP0.387 ($0.716) for a total aggregate purchase price of GBP27,000 ($50,000) gross, GBP25,000 net, pursuant to a Regulation ‘S’ private placement.

In April 2005, the Company issued 388,614 Ordinary shares at the market price of $0.401 per Ordinary share for a total aggregate purchase price of GBP83,000 ($158,000) gross, GBP75,000 net, pursuant to a Regulation ‘S’ private placement.

During the year to April 30, 2005, the Company issued a total of 1,408,759 Ordinary shares at an average price of GBP0.10 ($0.19) for a total aggregate price of GBP 141,000 ($269,000) gross, GBP135,000 net, pursuant to the exercise of share options by a number of members of Futuremedia staff, three of whom were Affiliates.

In June, 2005, the Company issued 124,147 Ordinary shares at an average price of $0.43 per Ordinary share for a total aggregate purchase price of GBP29,000 ($53,000) gross, GBP28,000 ($51,000) net, pursuant to the settlement of an outstanding item on the purchase ledger.

In July 2005, the Company issued 21,118 Ordinary shares at an average price of $0.45 per Ordinary share for a total aggregate purchase price of GBP5,000 ($9,000) gross, and net, pursuant to the settlement of an outstanding item on the purchase ledger.

In August 2005, the Company issued 250,000 Ordinary shares at an average price of $0.096 per Ordinary share for a total aggregate purchase price of GBP13,000 ($24,000) gross, GBP12,000 ($22,000) net, pursuant to the exercise of share options.

Also in August 2005, the Company issued 120,245 Ordinary shares of which 28,219 were at a purchase price of $0.55 per Ordinary share and 92,026 were at an average price of $0.45 per Ordinary share for a total aggregate purchase price of GBP32,000 ($58,000) gross, GBP31,000 ($57,000) net, pursuant to the settlement of outstanding items on the purchase ledger.

In September 2005, the Company issued 35,000 and 15,000 Ordinary shares at an average price of $0.35 and $0.15 respectively per Ordinary share for a total aggregate purchase price of GBP8,000 ($15,000) gross and net, pursuant to the exercise of share options.

Also in September 2005, the Company issued 74,431 Ordinary shares at an average price of $0.55 per Ordinary share for a total aggregate purchase price of GBP23,000 ($42,000) gross, GBP22,000 ($40,000) net, pursuant to the settlement of outstanding sales commissions.

F31

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  CHANGES IN SHAREHOLDER EQUITY (continued)

In December 2005, the Company issued 187,500 Ordinary shares at an average price of $0.40 per Ordinary share for a total aggregate purchase price of GBP42,000 ($77,000) gross, GBP41,000 ($75,000) net, pursuant to the settlement of an outstanding item on the purchase ledger.

In March 2006, the Company issued 83,773 Ordinary shares at an average price of $0.194 per Ordinary share for a total aggregate purchase price of GBP9,000 ($16,000) gross, and net, pursuant to a Regulation ‘S’ private placement by an Affiliate.

Also in March 2006, the Company issued 1,417,234 Ordinary shares at an average price of $0.176 per Ordinary share for a total aggregate purchase price of GBP143,000 ($261,000) gross, GBP137,000 ($250,000) net, pursuant to the conversion of debt into equity.

In April 2006, the Company issued 562,500 Ordinary shares at an average price of $0.32 per Ordinary share for a total aggregate purchase price of GBP101,000 ($184,000) gross, GBP98,000 ($179,000) net, pursuant to the settlement of outstanding items on the purchase ledger.

Also in April 2006, the Company issued 1,789,848 Ordinary shares at an average price of $0.20 per Ordinary share for a total aggregate purchase price of GBP201,000 ($367,000) gross, GBP193,000 ($352,000) net, pursuant to the settlement of outstanding items on the purchase ledger.

Also in April 2006, the Company issued 4,776,442 Ordinary shares at an average price of $0.2552 per Ordinary share for a total aggregate purchase price of GBP700,000 ($1,278,000) gross, GBP676,000 ($1,235,000) net, pursuant to the acquisition of EBC Limited.

Also in April 2006, the Company issued 783,700 Ordinary shares at an average price of $0.33 per Ordinary share for a total aggregate purchase price of GBP142,000 ($259,000) gross, GBP138,000 (252,000) net, pursuant to a Regulation ‘S’ private placement undertaken by four individuals, all of whom were Affiliates.

Also in April 2006, the Company issued 20,000,000 Ordinary shares at an average price of $0.20 per Ordinary share for a total aggregate purchase price of GBP2,236,000 ($4,084,000) gross, GBP2,147,000 ($3,921,000) net, pursuant to Regulation ‘S’ private placements. At April 30, 2006, the whole of the purchase price was outstanding.

Also in April 2006, the Company issued 2,551,021 Ordinary shares at an average price of $0.1764 per Ordinary share for a total aggregate purchase price of GBP255,000 ($466,000) gross, GBP244,000 ($446,000) net, pursuant to the conversion of debt into equity.

F32

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. CHANGES IN SHAREHOLDER EQUITY (continued)

Under the terms of the Convertible Loan entered into in July 2005, monthly repayments commencing in October 2005, were satisfied by the issuance of an aggregate of 8,811,911 Ordinary shares at average prices ranging from $0.4757 to $0.176 per Ordinary share for a total aggregate purchase price of GBP1,329,000 ($2,427,000) gross, GBP1,285,000 ($2,347,000) net, of which £182,000 ($332,000) remained outstanding at April 30, 2006.

In July 2005, the Company issued 6,175,104 warrants to purchase an equivalent number of Ordinary shares at a purchase price of $0.61 per Ordinary share, pursuant to the Convertible Loan arrangement with MAG. As at April30, 2006, none of the warrants had been exercised.

Also in July 2005, the Company issued 322,024 warrants to purchase an equivalent number of Ordinary shares at a purchase price of $0.59 per Ordinary share, pursuant to an agreement with Alegro Capital for its assistance in arranging the Convertible Loan arrangement with MAG. As at April30, 2006, none of the warrants had been exercised.

In December 2005, the Company issued 250,000 warrants to purchase an equivalent number of Ordinary shares at a purchase price of $0.70 per Ordinary share, pursuant to the Convertible Loan arrangement with Cornell Capital. As at April30, 2006, none of the warrants had been exercised.

In April 2006, the Company issued 750,000 warrants to purchase an equivalent number of Ordinary shares at a purchase price of $0.70 per Ordinary share, and 4,000,000 warrants to purchase an equivalent number of Ordinary shares at a purchase price of $0.20 per Ordinary share pursuant to the Convertible Loan arrangement with Cornell Capital. As at April30, 2006, none of the warrants had been exercised.

13. EMPLOYEE PROFIT-SHARING AND OPTION PLANS

In July 1993, the Company adopted three employee profits share or share option schemes, as follows.

Under the Company’s “Approved Executive Share Option Scheme”, options to acquire the Company’s Ordinary Shares may be granted to all or selected employees. Any full time employee, other than a director, of the Company who is not within two years of his or her due date for retirement and who, within one year preceding the grant, did not hold more than 10% of the share capital of the Company, is eligible to participate. The exercise price of the options must be no less than 85% of the fair market value of the Company’s American Depositary Shares (“ADSs”) on the date of grant. The value of shares underlying the options granted to any employee may not exceed the greater of 100,000 ($177,000) or four times earnings. An option generally becomes exercisable three years after the date on which it was granted, and may not be exercised more than ten years after the date of grant. In certain circumstances, an option will be exercisable after the death or termination of the employment of the option holder. No UK income tax will be payable, even if the options are granted at a discount to market value, either at the time of the grant or the exercise of the options, although there are certain conditions that must be satisfied concerning the timing of any exercise. UK capital gains tax may be payable at the time of the ultimate disposition of the underlying shares.

F33

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   EMPLOYEE PROFIT-SHARING AND OPTION PLANS (continued)

Under the Company’s “Unapproved Executive Share Option Scheme”, options may be granted to selected full-time employees, including directors, based on their performance. The exercise price of the options granted must be at least the fair market value of the Company’s ADSs. The value of options to be granted is not subject to any financial limit, although the number of shares over which the options may be granted is subject to an overall restriction. The granting of options under this scheme was terminated in January 2005, pending the introduction of replacement schemes.

The ‘Employee Share Ownership Plan’ (the “Approved Net Profit Sharing Scheme”) was terminated with effect from September 2000. No payments were due and no monies were set aside at the termination of the scheme.

In January 2005, the Company adopted a new option plan, the “Futuremedia Unapproved Executive Share Option Scheme for Len Fertig”. Under this scheme, options were granted to the Option Holder on his appointment as Chief Executive Officer, for the purposes of inducement to retain the services of the Option Holder, to provide long-term incentive and rewards to the Option Holder and to associate more closely the interests of the Option Holder with those of the Company’s shareholders. During the year ended April 30, 2006, a further 500,000 options at an exercise price of $0.74 were granted in accordance with the terms of Mr Fertig’s employment agreement. At April 30, 2006, no options granted under this plan had been exercised, and options to purchase 1,000,000 Ordinary shares of which 500,000 are exercisable at $0.22 and 500,000 are exercisable at $0.74 per Ordinary share remained outstanding.

No of SHARES	Subscription PRICE	Date EXERCISABLE	EXPIRY DATE
500,000	$0.22	01/26/07	01/27/2017
500,000	$0.740	01/24/2006	01/24/2015

In March 2005, the Company adopted two further option plans, the “Futuremedia Plc 2005 Unapproved Scheme for New Employees”, and the “Futuremedia Plc 2005 Unapproved Share Option Scheme”.

Under the Company’s Unapproved 2005 Scheme for New Employees, Options may be granted exclusively to persons not previously employees or directors of the Company (or following a bona fide period of non-employment) as an inducement material to entering into employment with the Company.

F34

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   EMPLOYEE PROFIT-SHARING AND OPTION PLANS (continued)

As at April 30, 2006, no options granted under this plan had been exercised, and the following have been issued and remain outstanding:

No of SHARES	Subscription PRICE	Date EXERCISABLE	EXPIRY DATE
100,000	$0.7163	02/14/2006	02/14/2015
100,000	$0.7163	02/14/2007	02/14/2015
100,000	$0.7163	02/14/2008	02/14/2015
20,000	$0.4735	04/04/2006	04/04/2015
20,000	$0.4735	04/04/2007	04/04/2015
20,000	$0.4735	04/04/2008	04/04/2015

360,000

A summary of the option outstanding under the Company’s “Unapproved Scheme for New Employees” as at April 30, 2006 is as follows:

	Number of Shares Under Option	Weighted Average Option Price Per Share
Options granted and outstanding at May 1, 2005	610,000	$0.6445
Options lapsed	(250,000)	$0.5995
Options outstanding at April 30, 2006	360,000	$0.6758

Under the Company’s 2005 Unapproved Share Option Scheme, Options may be granted for the purpose of providing Options to (a) employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, and (b) any other person who is determined by the Directors (or a committee thereof) to have made (or is expected to make) contributions to the Company of inducement to retain the services of the Option holder. As at April 30 2006, no options granted under this plan had been exercised, and the following have been issued and remain outstanding:

No of Shares	Subscription Price	Date Exercisable	Expiry Date

405,000	$0.535	05/01/2005	03/17/2015

F35

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   EMPLOYEE PROFIT-SHARING AND OPTION PLANS (continued)

Determinations as to the granting of options to employee-directors are made by the Remuneration Committee.

At April 30, 2006, 20,500, under the Company’s Approved share option scheme options were outstanding at an exercise price of $0.90625 and may be exercised until January 16, 2008 and 12,000 options were outstanding at an exercise price of $1.5938 and may be exercised until July 25, 2010.

A summary of the option outstanding under the Company’s “Approved Share Option Scheme” as at April 30, 2006 is as follows:

	Number of Shares Under Option	Weighted Average Option Price Per Share
Outstanding April 30, 2003	35,706	$1.2809
Options forfeited	(3,206)	$2.505
Outstanding April 30, 2004, 2005 and 2006	32,500	$1.160

The following options have been issued under the Company’s “Unapproved Executive Share Option Scheme”, and were outstanding as at April 30, 2006.

As at April 30th, 2006, there were a total number of share options outstanding of 3,193,318 that are exercisable at prices ranging from $0.24 to $0.6106 between 30th April 2006 and 8th June 2009, and which will expire at various dates, the latest being 2014.

Since the introduction of the various new schemes in 2005 no further grants have been made or will be made under this scheme.

The Company accounts for options granted under these plans in accordance with the provisions of APB No. 25. Variable options are required to be marked to market at each period end until they are forfeited, exercised, or expire unexercised. Those options whose vesting is dependent on performance will be accounted for as variable options until the performance criteria is met.

F36

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   EMPLOYEE PROFIT-SHARING AND OPTION PLANS (continued)

A summary of the options outstanding under the Company’s “Unapproved Share Option Scheme” as at April 30, 2006 is as follows:

	Number of Shares Under Option	Weighted Average Option Price Per Share
Outstanding at April 30, 2003	5,396,245	$0.095
Options granted	2,353,333	$0.469
Options lapsed, cancelled and exercised	(2,202,502)	$0.2276
Outstanding at April 30, 2004	5,547,076	$0.2864
Options granted	345,000	$1.4178
Options lapsed, cancelled and exercised	(1,863,758)	$0.2100
Outstanding at April 30, 2005	4,028,318	$0.4327
Options lapsed, cancelled and exercised	(835,000)	$0.3218
Outstanding at April 30, 2006	3,193,318	$0.4617

The Company held an Extraordinary General Meeting on July 28, 2005 for the purpose of gaining the approval for the adoption by the Company of an all employee Share Incentive Plan, an Enterprise Management Incentive Plan and an Unapproved Share Option Scheme. Following adoption, options issued under the Futuremedia Unapproved Executive Share Option Scheme for Len Fertig and the Futuremedia Plc Unapproved 2005 Scheme for New Employees were incorporated into the new Unapproved Share Option Scheme.

In July 2005 the Company adopted a new option plan, the “Enterprise Management Incentive” Plan (“EMI”) for the purposes of granting tax beneficial options to UK employees. During the year ended April 30, 2006, 3,812,999 options were granted under this scheme, of which 165,000 options lapsed due to employees leaving employment, resulting in a total of 3,647,999 outstanding as at April 30, 2006.

F37

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   EMPLOYEE PROFIT-SHARING AND OPTION PLANS (continued)

	Number of Shares Under Option	Weighted Average Option Price Per Share

Options Granted	3,812,999	$0.5093
Options lapsed	(165,000)	$0.6012
Outstanding April 30, 2006	3,647,999	$0.5051

The weighted average fair value of the 2,832,999 share options granted at market price in the year ended April 30, 2006 was GBP0.219 ($0.40). The weighted average fair value of the 1,473,081 share options granted at market price in the year ended April 30, 2005 was GBP0.11 ($0.20).

The weighted average fair value of the 80,000 options granted at below market price in the year ended April 30, 2006 was GBP0.49 ($0.89). There were no options granted at below market price in the year ended April 30, 2005

The weighted average fair value of the 110,000 options granted above market price in the year ended April 30, 2006 was GBP0.435 ($0.794). There were no options granted at above market price in the year ended April 30, 2005

The determination of the fair value of all stock options granted in 2006, 2005, and 2004 was calculated using the Black Scholes method based on (i) risk-free interest rates of 4.75% (2005: 3.63% and 2004: 2.38%), (ii) expected option lives of 3 to 5 years (weighted average 3.3 years), (iii) dividend yield of 0% and iv) a volatility of 0.9 (2005: 0.610 and 2004: 0.267).

14.   NEW ACCOUNTING PRONOUNCEMENTS

SFAS No. 123 (revised 2004), Share-Based Payment

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“FASB No. 123”), supersedes APB No. 25, “Accounting for Stock Issued to Employees” and amends FASB Statement No. 95, “Statement of Cash Flows.” SFAS No. 123(R) requires that companies recognize all share-based payments to employees, including grants of employee stock options, in the financial statements. The recognized cost will be based on the fair value of the equity or liability instruments issued. Pro forma disclosure of this cost will no longer be an alternative under SFAS No. 123(R). The Statement is effective for public companies at the beginning of the first annual reporting period that begins after June 15, 2005.

F38

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.   NEW ACCOUNTING PRONOUNCEMENTS (continued)

As permitted by FASB No. 123, the Company currently accounts for its stock-based compensation plans under APB No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R)’s fair value method will have some impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position or cash flows. The impact of adopting SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123(R) in prior periods, the impact would have approximated the amounts in its pro forma disclosure as described in the disclosure of pro forma net income and earnings per share in Note 1 of the Notes to Consolidated Financial Statements. Based on SFAS No. 123(R), the Company will transition to the new requirements by using the modified prospective transition method. This transition method requires compensation cost to be recognized for all share-based payments granted after the date of adoption and for all unvested awards existing on the date of adoption.

SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current standards. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they are dependant on, among other things, when employees exercise stock options.

The Company plans to adopt SFAS No. 123(R) as of the first day of the first quarter of Fiscal 2007, or May 1, 2006, as required.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). This standard establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 will become effective for the Company for accounting changes and corrections of errors beginning in fiscal 2007. SFAS No. 154 may have a significant effect on the Company’s consolidated financial statements to the extent that the Company changes its accounting principles in the future.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments” (“SFAS No. 155”). SFAS No. 155 amends SFAS No. 133 and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155, among other things: permits the fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company is currently evaluating what effect the adoption of SFAS No. 155 will have on the Company’s future results of operations and financial condition.

F39

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.   NEW ACCOUNTING PRONOUNCEMENTS (continued)

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will become effective for the Company beginning in fiscal 2008. The Company is currently evaluating what effect the adoption of FIN 48 will have on the Company’s future results of operations and financial condition.

15.  COMMITMENTS

The Company has entered into contracts with IX Europe Limited for the provision of the hosting and support elements of its ISP requirements, and with MIS Limited for the firewall and security elements. Both contracts are renewable on an annual basis. The Company’s office facilities in Brighton are occupied pursuant to two leases, respectively over the second floor and third floor of Nile House, Nile Street, Brighton, UK, at an approximate annual cost of GBP209,000 ($382,000). Both leases expire on 1 April 2014, although in addition either the Company or its landlord at Nile House may terminate either lease on 25 June 2007, by giving the other not less than six months’ notice (if the Company exercised the break clause, then a penalty payment of one quarter’s rent plus VAT would also be due under the relevant lease). Executive Business Channel Limited occupies premises in Milton Keynes, UK, under a lease which expires on 31 March 2008, at an annual cost of GBP40,000 plus VAT, plus GBP800 annual maintenance. Open Training AB occupies three sites in Sweden, all of which are leasehold premises, with an annual cost of GBP89,000 ($162,000) per annum

16. RELATED PARTY TRANSACTIONS

In September 2005, Mr. M Johansson, in accordance with the terms of the Settlement Agreement that had been entered into between Mr. Johansson and the Company on his resignation in January, 2005, agreed to accept 74,431 Ordinary Shares in respect of commissions due to him, for a total equivalent value of $41,307.

In March, 2006, the Company contracted and received the cash for the issue of 83,773 Ordinary, shares at a market price of $0.1935 per Ordinary share, for a total aggregate purchase price of GBP9,270. The following entities and individuals purchased the number of Ordinary Shares indicated in connection with this private placement: Mr. L Fertig 83,773 shares.

In April, 2006, the Company contracted and received the cash for the issue of 783,700 Ordinary, shares at a market price of $0.2552 per Ordinary share, for a total aggregate purchase price of GBP142,115. The following entities and individuals purchased the number of Ordinary Shares indicated in connection with this private placement: Mr. L Fertig, Mr. J Vandamme, Mr. M Pilsworth and Mr. M Steel each receiving 195,925 shares.

F40

FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. RELATED PARTY TRANSACTIONS (continued)

During the year ended April 30, 2006, the following directors received payment for consultancy services provided through independent service companies: Mr. J.Vandamme GBP59,000 ($108,000) and Mr. M Steel GBP34,000 ($62,000).

17 . SUBSEQUENT EVENTS

On May 4, 2006, the Company announced a private placement of ADSs for subscriptions totaling $4,315,000. The Company will use the proceeds of this placement to finance the acquisition of Button Group plc, which was completed on May 26, 2006, and for additional working capital. Of the $4,315,000 private placement, $3,500,000 has been invested by Le Shark Limited, a UK-based investor, at the price of $0.20 per share for a total of 17,750,000 ADSs. Futuremedia Directors Jan Vandamme, Leonard M. Fertig, Mick Pilsworth and Michiel Steel also each invested $50,000 in the Company’s ADSs, at a price calculated by reference to the average closing price of the Company’s ADSs for the 20 business days prior to April 21, 2006, representing approximately $0.255 per share, for a total of 783,700 ADSs. In addition, $565,000 has been invested by Spintop Venture Holdings Limited, a British Virgin Islands based investment group, and $50,000 has been invested by Marc Renson, a private European investor, both at a price of $0.20 per share, representing 3,075,000 ADSs. A finder’s fee has been paid on this transaction, in ADSs, at price of $0.20 per share, representing 773,575 ADSs.

On May 26, 2006 the Company completed its acquisition of Button Group plc, also known as Button. The purchase price for the acquisition was GBP 5.3 million ($9.9 million), consisting of a combination of cash GBP 2.3 million ($4.3 million) and Futuremedia ADSs valued at GBP 3 million ($5.6 million) issued at the share closing price on May 25, 2006. Button is an integrated design and brand communications agency providing strategic marketing solutions to blue chip European and US companies.

On August 7, 2006 the Company announced that it had changed its fiscal year end to June 30 from April 30, effective immediately. This change brings the Futuremedia group of companies under the same reporting calendar and better corresponds to the Company’s business cycle. Previously, Button and EBC were on a June 30 and December 31 fiscal year end, respectively.

On August 7, 2006, the Company also announced that Cornell Capital Partners, LP, has agreed to provide it with an additional $1,500,000 of capital, also known as the Additional $1,500,000 Financing. The proceeds of the transaction will be used for payments on the remaining debt to M.A.G. Capital, LLC, as well as to provide working capital for growth in the Company’s new businesses. The Company has repaid $3,330,000 of the $4,000,000 convertible loan to MAG in the past 10 months including a cash payment for the month of July, 2006. Cornell Capital Partners, LP’s $1,500,000 investment was made as an extension of the existing $7,500,000 financing loan from April 2006 (which was provided by Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C. and is convertible (subject to certain restrictions and limitations) into the Company’s ADSs. The amended loan, totaling an aggregate of $9,000,000, may be converted from time to time at the investor’s option (subject to certain restrictions and limitations) and is secured by the Company’s assets. In connection with the further investment, Futuremedia also issued to Cornell Capital Partners, LP 165,000 ADSs at nominal value. Cornell Capital Partners, LP also received a commitment and structuring fee totaling $150,000. The Company also obtained limited waivers from Cornell Capital Partners, LP regarding certain of its obligations related to filing audited financial statements for the year ended April 30, 2006 with the SEC and with MAG Capital LLC related to maintaining effective registration statements with the SEC in connection with its financing arrangements.

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FUTUREMEDIA PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17 . SUBSEQUENT EVENTS (continued)

As part of the Additional $1,500,000 Financing, the Company amended certain of the terms and conditions relating to the $7,500,000 financing from Cornell Capital Partners, LP, Certain Wealth Ltd. and TAIB Banks, B.S.C. which signed on April 19, 2006 and closed on April 25, 2006, also known as the $7,500,000 Financing. The $7,500,000 Financing and the Additional $1,500,000 Financing are together also known as the $9,000,000 Financing. As a result of such amendments, the conversion rate for the $9,000,000 Financing is equal to the lesser of (a) $0.30 or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date. The Secured Convertible Notes underlying the $9,000,000 Financing continue to bear interest in accordance with the terms of the $7,500,000 Financing. Pursuant to the $9,000,000 Financing up to an additional 95,477,500 of our ADSs will be issuable (or have been issued) (i) upon conversion of an aggregate of $9,000,000 of Secured Convertible Notes issued to Cornell Capital Partners, LP, Certain Wealth, Ltd. and

TAIB Bank, B.S.C. (all such Secured Convertible Notes amounting to 90,000,000 ADSs in the aggregate); (ii) upon exercise of the 4,000,000 ADS Warrant and the 750,000 ADS Warrant held by Cornell Capital Partners, LP in connection with the $7,500,000 Financing; and (iii) in connection with an aggregate of 727,500 ADSs which were issued to Cornell Capital Partners, LP without further consideration (representing 562,500 ADSs from the $7,500,000 Financing plus 1650,000 ADSs from the $1,500,000 Financing). The Company has withdrawn the registration statement on Form F-3, File No. 333-134835, filed in connection with the $7,500,000 Financing and expects to file a new registration statement with the Securities and Exchange Commission reflecting the $9,000,000 million Financing.

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